Exhibit 99.1

Devon Energy Corporation 333 West Sheridan Avenue Oklahoma City, OK 73102-5015

Devon Energy Reports Third-Quarter 2023 Results, Declares Quarterly Dividend and Provides Preliminary 2024 Outlook

OKLAHOMA CITY – November 7, 2023 – Devon Energy Corp. (NYSE: DVN) today reported financial and operational results for the third-quarter 2023. Supplemental financial tables and forward-looking guidance are available on the company’s website at www.devonenergy.com.

KEY FINANCIAL AND OPERATIONAL HIGHLIGHTS

•	Production per share increased 10 percent year-over-year in the third quarter

•	Delaware Basin well productivity improved more than 20 percent versus first half of 2023

•	Operating cash flow increased 23 percent compared to the second quarter to $1.7 billion

•	Free cash flow more than doubled quarter-over-quarter to $843 million

•	Fixed-plus-variable dividend increased by 57 percent versus second quarter to $0.77 per share

•	Balance sheet strengthened with debt reduction and cash balances increasing to a total of $761 million

CEO PERSPECTIVE

“Devon’s performance once again demonstrates the strength of our disciplined operating strategy, leading to another quarter of strong financial growth,“ said Rick Muncrief, president and CEO. “This growth was highlighted by production per share increasing 10 percent over the past year and we more than doubled our free cash flow during the quarter, reaching our highest level of the year.”

“Our strong free cash flow generation allowed us to reward shareholders with a 57 percent increase to our dividend payout, and we took important steps to strengthen our balance sheet by retiring debt while building cash balances during the quarter.

“Looking ahead to 2024, we plan to refine our capital allocation by further concentrating investment in the Delaware Basin,“ Muncrief commented. “By shifting more capital to the core of this world-class basin and high-grading activity across our diversified portfolio, we expect to deliver a step-change improvement in capital efficiency, and we are well positioned to generate growth in free cash flow that can once again be harvested for shareholders.”

FINANCIAL RESULTS

Devon reported net earnings of $910 million, or $1.42 per diluted share, in the third quarter of 2023. Adjusting for items analysts typically exclude from estimates, the company’s core earnings were $1.1 billion, or $1.65 per diluted share, a 40 percent increase from the prior quarter.

Devon’s operating cash flow totaled $1.7 billion in the third quarter. With capital reinvestment rates at 52 percent of cash flow, Devon generated $843 million of free cash flow in the quarter, a more than two-fold increase versus the second quarter.

In the third quarter, the company took steps to strengthen its financial position by retiring $242 million of outstanding debt. The company also increased its cash on hand by $273 million in the quarter to a total of $761 million. Outstanding debt declined to $6.2 billion and the company’s net debt-to-EBITDAX ratio was 0.7 times.

RETURN OF CAPITAL

Based on the third-quarter financial performance, Devon declared a fixed-plus-variable dividend of $0.77 per share, an increase of 57 percent from the second quarter of 2023. The dividend is payable on December 29, 2023 to shareholders of record at the close of business on December 15, 2023.

The company also has returned capital to shareholders through its ongoing $3.0 billion share-repurchase program. Since commencement of the program, Devon has repurchased approximately 40 million shares, at a total cost of $2.1 billion. With this repurchase program, the company is on track to decrease its outstanding share count by up to 9 percent.

OPERATING RESULTS

Devon’s capital activity in the third quarter averaged 24 operated drilling rigs and 5 completion crews across its asset portfolio. This level of activity resulted in 81 gross operated wells being placed online, with an average lateral length of 9,300 feet.

Capital spending excluding acquisitions totaled $896 million in the third quarter, a 12 percent decrease from the previous quarter. The decline in capital was driven by the timing of completions in the Delaware Basin, where the company temporarily reduced activity to 3 completion crews in the second half of the year.

Production averaged 665,000 oil-equivalent barrels (Boe) per day in the third quarter, representing an increase of 8 percent year over year. This result was 1 percent below midpoint expectations due to select well performance in the Williston Basin and temporary constraints in the Delaware. Oil totaled 321,000 barrels per day in the quarter, which was 48 percent of total volumes.

Devon’s operating performance was driven by its Delaware Basin asset, which accounted for 66 percent of the company’s production at 440,000 Boe per day. This production result represents a growth rate of 5 percent compared to the year-ago period, driven by 59 gross operated wells being placed online during the quarter. Average 30-day production rates from this activity reached 3,000 Boe per day, representing a 20 percent-plus improvement in well productivity from the first half of 2023.

Production costs, including taxes, averaged $12.37 per Boe in the quarter. This low cost structure, coupled with the benefits of higher commodity prices, expanded field-level cash margins by 18 percent quarter-over-quarter to $34.73 per Boe.

UPDATED OUTLOOK

Devon’s fourth quarter capital is expected to range from $870 million to $930 million. With this level of investment, the company expects to bring online around 100 gross operated wells during the quarter. Fourth-quarter production is expected to range from 640,000 to 660,000 Boe per day, with oil production approximating 315,000 barrels per day. This decrease in production from the third quarter is driven by declines in the Williston Basin and timing of completions in the Delaware Basin.

In 2024, the company plans to sustain oil production at around 315,000 barrels per day, with total volumes approximating 650,000 Boe per day. Capital requirements are expected to decline approximately 10 percent from 2023 levels to a range from $3.3 billion to $3.6 billion. This program is estimated to be funded at pricing levels below $40 per barrel.

Additional details of Devon’s forward-looking guidance are available on the company’s website at www.devonenergy.com.

CONFERENCE CALL WEBCAST AND SUPPLEMENTAL EARNINGS MATERIALS

Also provided with today’s release is the company’s detailed earnings presentation that is available on the company’s website at www.devonenergy.com. The company’s third-quarter conference call will be held at 10:00 a.m. Central (11:00 a.m. Eastern) on Wednesday, November 8, 2023, and will serve primarily as a forum for analyst and investor questions and answers.

ABOUT DEVON ENERGY

Devon Energy is a leading oil and gas producer in the U.S. with a premier multi-basin portfolio headlined by a world-class acreage position in the Delaware Basin. Devon’s disciplined cash-return business model is designed to achieve strong returns, generate free cash flow and return capital to shareholders, while focusing on safe and sustainable operations. For more information, please visit www.devonenergy.com.

Investor Contacts	Media Contact
Scott Coody, 405-552-4735	Brenda Anthony, 405-228-2812
Chris Carr, 405-228-2496

NON-GAAP DISCLOSURES

This press release includes non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website and in the related Form 10-Q filed with the Securities and Exchange Commission (the “SEC”).

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially and adversely from our expectations due to a number of factors, including, but not limited to: the volatility of oil, gas and NGL prices; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in our operations; risks related to our hedging activities; our limited control over third parties who operate some of our oil and gas properties; midstream capacity constraints and potential interruptions in production, including from limits to the build out of midstream infrastructure; competition for assets, materials, people and capital; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to federal lands, environmental matters and seismicity; risks related to regulatory, social and market efforts to address climate change; governmental interventions in energy markets; risks relating to the COVID-19 pandemic or other future pandemics; counterparty credit risks; risks relating to our indebtedness; cyberattack risks; the extent to which insurance covers any losses we may experience; risks related to stockholder activism; our ability to successfully complete mergers, acquisitions and divestitures; our ability to pay dividends and make share repurchases; and any of the other risks and uncertainties discussed in Devon’s 2022 Annual Report on Form 10-K (the “2022 Form 10-K”) or other filings with the SEC.

The forward-looking statements included in this press release speak only as of the date of this press release, represent management’s current reasonable expectations as of the date of this press release and are subject to the risks and uncertainties identified above as well as those described elsewhere in the 2022 Form 10-K and in other documents we file from time to time with the SEC. We cannot guarantee the accuracy of our forward-looking statements, and readers are urged to carefully review and consider the various disclosures made in the 2022 Form 10-K and in other documents we file from time to time with the SEC. All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We do not undertake, and expressly disclaim, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.

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